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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
LIGHTBRIDGE, INC.
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIGHTBRIDGE, INC.
67 South Bedford Street
Burlington, Massachusetts 01803

NOTICE OF SPECIAL MEETING IN LIEU OF 2002 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our Special Meeting in Lieu of 2002 Annual Meeting of Stockholders, which is being held as follows:

Date:	Thursday, May 30, 2002
Time:	10:00 a.m.
Location:	Foley Hoag LLP 155 Seaport Boulevard Thirteenth Floor Boston, Massachusetts 02210

        At the meeting, we will ask you and our other stockholders to:

  •
  elect two directors, one for a one-year term and one for a three-year term;

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  approve an increase in the number of shares of common stock issuable under our 1996 Employee Stock Purchase Plan; and

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  consider any other business properly presented at the meeting.

        You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you complete and return the enclosed proxy card promptly in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on April 22, 2002 may vote at the meeting.

                      By order of the Board of Directors,

                      Alexander H. Pyle
                       Secretary

April 30, 2002

PROXY STATEMENT
FOR THE
LIGHTBRIDGE, INC.
SPECIAL MEETING IN LIEU OF
2002 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

The Meeting

        Lightbridge, Inc.'s Special Meeting in Lieu of 2002 Annual Meeting of Stockholders will be held on Thursday, May 30, 2002 at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Thirteenth Floor, Boston, Massachusetts 02210. At the meeting, stockholders who are present or represented by proxy will have the opportunity to vote on the following matters:

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  The election of one Class I director for a one-year term and one Class III director for a three-year term;

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  A proposal to increase the number of shares of common stock issuable under our 1996 Employee Stock Purchase Plan from 400,000 to 600,000; and

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  Any other business properly presented at the meeting.

This Proxy Solicitation

        We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

  •
  This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

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  The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

        We will pay the cost of soliciting these proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. At present, we do not plan to retain the services of any proxy solicitation firm to assist us in this solicitation.

        We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 30, 2002. In this mailing, we are including a copy of our 2001 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2001 (excluding exhibits), as filed with the Securities and Exchange Commission.

How to Vote

        You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 22, 2002. You may vote your shares at the meeting in person or by proxy.

  •
  To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

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  To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the election of nominated directors and FOR the amendment of our 1996 Stock Purchase Plan. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner.

        If you vote by proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

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  send written notice to Alexander H. Pyle, our Secretary, at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

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  vote again by proxy on later date; or

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  attend the meeting, notify our Secretary that you are present, and then vote in person.

Shares Held by Brokers or Nominees

        If a broker or nominee holds shares of our common stock for you in its name, then this proxy statement may be forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a "broker non-vote." To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares which identifies you as a Lightbridge stockholder and authorizes you to act on behalf of the record holder with respect to a specified number of shares.

Quorum Required to Transact Business

        At the close of business on April 8, 2002, 28,250,690 shares of common stock were outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have received only one copy of this proxy statement and our 2001 Annual Report if you so elected. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2001 Annual Report unless you provided our transfer agent with contrary instructions.

        This practice, known as "householding," is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement and our 2001 Annual Report by sending a written request to Lightbridge, Inc. Investor Relations, 67 South Bedford Street, Burlington, Massachusetts 01803 or by calling our Investor Relations department at 781-359-4854. If you hold your shares through a bank or other nominee and wish to discontinue householding or change your householding election, you may do so by calling 1-800-542-1061 or writing to ADP, 51 Mercedes Way, Englewood, NY 11717. If you hold your shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling 1-877-777-0800 or writing to American Stock Transfer & Trust Company, 59 Maiden Lane, NY NY, 10038.

PROPOSAL 1: ELECTION OF TWO DIRECTORS

        The first proposal on the agenda for the meeting is the election of two members of our Board of Directors. Our Board of Directors currently has four members and is divided into three classes, two of which, Classes II and III, have two members and one of which, Class I, has no members due to the resignation of one of our directors in January 2002. Members of each class of directors serve for three-year terms. We stagger these terms so that the term of only one class expires each year. In order to cause the classes to have as nearly as possible the same number of directors, as required by our by-laws, at the meeting our stockholders will elect one Class I director and one Class III director. The Class I director will serve for a one-year term beginning at the meeting and ending at our 2003 annual meeting of stockholders, and the Class III director will serve for a three-year term beginning at the meeting and ending at our 2005 annual meeting of stockholders.

Nominees for Election

        Our Board of Directors has nominated Pamela D.A. Reeve, who is currently a Class III director, for election as a Class I director and Torrence C. Harder for re-election as a Class III director. Brief biographies of Ms. Reeve and Mr. Harder, as of April 22, 2002, follow. You will find information about both nominees' holdings of common stock on page 17.

Pamela D.A. Reeve Class I Director Nominee	Ms. Reeve has been our Chief Executive Officer since September 1993 and one of our directors since November 1989. From November 1989 to February 2001, Ms. Reeve also served as our President, and from November 1989 to September 1993, she served as our Chief Operating Officer. Prior to joining us, Ms. Reeve was employed by The Boston Consulting Group. She currently serves as a director of American Tower Corporation, an infrastructure provider for the wireless, Internet and broadcasting industries, and NMS Communications Corporation, a provider of hardware and software technology for developers of high-value telecommunications solutions. Ms. Reeve is 52 years old.
Torrence C. Harder Class III Director Nominee
One of our founders, Mr. Harder has served as a director of Lightbridge since June 1989. Mr. Harder has been the President and a director of Harder Management Company, a registered investment advisory firm, since its establishment in 1971. He has also been the President and a director of Entrepreneurial Ventures, Inc., a venture capital investment firm, since 1987. He currently serves as a director of MicroFinancial, Inc., a microticket leasing firm. Mr. Harder is 58 years old.

        If for any reason Ms. Reeve or Mr. Harder becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute. Ms. Reeve and Mr. Harder have each consented to serve as directors if elected, and we currently have no reason to believe that either of them will be unable to serve.

        The nominee in each class receiving the greatest number of votes cast will be elected as a director in that class. We will not count votes withheld or broker non-votes when we tabulate votes cast for the election of a director.

        Our Board of Directors recommends that you vote FOR the election of Ms. Reeve as a Class I director and Mr. Harder as a Class III director.

Background Information About Directors Continuing in Office

        The Class II directors will continue in office following the meeting, and their terms will expire in 2004. Brief biographies of these directors, as of April 22, 2002, follow. You will find information about their holdings of common stock on page 17.

Rachelle B. Chong Class II Director	Ms. Chong has served as one of our directors since February 2001. She joined our board under the terms of our merger agreement with Corsair Communications, Inc. Ms. Chong had served as director of Corsair since December 1998. Since July 2001, she has been president of Carina Jewelry Inc., a retail jewelry business. Since January 2000, she has been employed as General Counsel and Vice President, Government Affairs by BroadBand Office, Inc., a global provider of communications, Internet and e-business solutions. From January 1996 to November 1997, Ms. Chong was a Commissioner of the Federal Communications Commission and from May 1994 to December 1995, she was a key decision maker at the FCC. Prior to May 1994, Ms. Chong was a partner at the law firms Coudert Brothers and Graham & James, where she practiced exclusively in the area of telecommunications. Ms. Chong is 42 years old.
Andrew G. Mills Class II Director
Mr. Mills has served as one of our directors since May 2000. Since April 2001, Mr. Mills has been Vice-Chairman of Intego Solutions, a company that seeks opportunities for buyouts and major recapitalizations in the business-to-business information services sector. Mr. Mills served as Chairman of Intego Solutions from January 1999 to April 2001. From January 1996 to December 1998, Mr. Mills was President and Chief Executive Officer of Thomson Financial and Professional Publishing Group, a provider of financial, legal, regulatory and human resource information products and work solutions. From 1990 to December 1995, Mr. Mills was President of Thompson Financial Services, a provider of investment research. Mr. Mills is 49 years old.

Meetings and Committees of the Board of Directors

        Our Board of Directors held eight meetings and acted by unanimous written consent four times during the year ended December 31, 2001. All of our directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served in 2001.

        Our Board of Directors has appointed an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

Audit Committee Report

        The following is a report of the Audit Committee describing the policies and procedures that it employed in reviewing Lightbridge's financial statements for the year ended December 31, 2001 and related matters. Each member of the Audit Committee is independent as defined by The Nasdaq Stock Market's listing standards.

        In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, Lightbridge's internal controls and the audit process. During 2001, the Board of Directors amended the Audit Committee's charter to increase the minimum number of members of the Audit Committee from two to three. The Audit Committee met six times during the year ended December 31, 2001.

        Management is responsible for the internal controls and preparation of Lightbridge's financial statements. Lightbridge's independent auditors, Deloitte & Touche LLP, are responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit Committee has met and held discussions with management and the independent auditors regarding Lightbridge's internal controls, financial reporting practices and audit process.

        The Audit Committee has reviewed and discussed Lightbridge's audited consolidated financial statements for the fiscal year ended December 31, 2001 with management and the independent auditors. As part of this review, the Audit Committee discussed with Deloitte & Touche the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The Audit Committee has received from Deloitte & Touche a written statement describing all relationships between that firm and Lightbridge that might bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors' provision of consultation and other non-audit services to Lightbridge is compatible with maintaining the auditors' independence.

        Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Lightbridge's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                      Rachelle B. Chong
                      Torrence C. Harder
                      Andrew G. Mills

The Compensation Committee

        The Compensation Committee met three times during the year ended December 31, 2001 and acted by written consent five times. The Compensation Committee provides recommendations concerning salaries and incentive compensation for our senior employees and consultants. In addition, the Compensation Committee administers our compensation programs, including our 1996 Incentive and Non-Qualified Stock Option Plan, 1996 Employee Stock Purchase Plan and 1998 Non-Statutory Stock Option Plan. The Compensation Committee also performs other duties that our Board of Directors periodically assigns to it. The Compensation Committee currently consists of Rachelle B. Chong and Torrence C. Harder.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee during the year ended December 31, 2001 has ever been one of our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Compensation of Directors

        Directors who are not our employees receive $1,000 for each Board meeting they attend and $500 for each meeting they attend of a committee of the Board on which they serve.

        Directors who are not our employees also receive stock option grants under our 1998 Non-Statutory Stock Option Plan. Upon election to the Board of Directors, each non-employee director automatically receives an option to purchase 20,000 shares of common stock, which vests in three equal annual installments. In addition, immediately following each annual meeting of stockholders (or special meeting in lieu thereof), each non-employee director re-elected to or remaining on the Board is automatically granted a fully vested option to purchase 4,000 shares of common stock, provided that:

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  any prior automatic grants held by the director have fully vested; or

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  at least two annual meetings of stockholders (or special meetings in lieu thereof) have elapsed between any prior automatic grant made to the director and the meeting upon which the subsequent automatic grant would occur.

The exercise price per share of each automatic option grant is equal to the closing price of our common stock on the date of such grant, as reported by The Nasdaq Stock Market (National Market System). In accordance with the foregoing provisions, during the year ended December 31, 2001, Torrence C. Harder received an option to purchase 4,000 shares of common stock at a price of $15.21 per share and Rachelle B. Chong received an option to purchase 20,000 shares of common stock at a price of $12.94 per share. Directors who are our employees are not entitled to receive any separate compensation for serving as directors.

PROPOSAL 2: AMENDMENT OF 1996 EMPLOYEE STOCK PURCHASE PLAN

        On March 8, 2002, the Board of Directors amended our 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") to increase the number of shares available for purchase under the plan from 400,000 to 600,000, subject to adjustments in the event of stock splits, stock dividends, recapitalizations and the like. The Board of Directors is submitting this amendment to the Stock Purchase Plan to our stockholders for approval. If our stockholders do not approve this amendment, the total number of shares that may be purchased under the plan will remain at 400,000.

        The purpose of the Stock Purchase Plan is to provide a method whereby employees of Lightbridge will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in Lightbridge through the purchase of shares of common stock. The Board of Directors believes that providing employees with a direct stake in Lightbridge's welfare assures a closer identification of the interests of participants in the Stock Purchase Plan with those of our stockholders, thereby stimulating the participants' efforts on our behalf and strengthening their desire to remain with us.

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will count abstentions but not broker non-votes when we tabulate votes cast, and, as a result, an abstention with respect to this proposal will have the same effect as a vote against the proposal.

        Our Board of Directors recommends that you vote FOR this proposal to approve the amendment of the 1996 Employee Stock Purchase Plan.

Description of the 1996 Employee Stock Purchase Plan

        Our Board of Directors adopted the Stock Purchase Plan in June 1996. In March 2001, the Board amended the Stock Purchase Plan to increase the number of shares available for purchase thereunder from 200,000 to 400,000. Our stockholders approved this increase in May 2001.

        The right to purchase common stock under the Stock Purchase Plan is made available by a series of six-month offerings to eligible employees. The Stock Purchase Plan is administered by the Compensation Committee, which determines the applicable commencement date and termination date of each offering.

        All of our employees are eligible to participate in the Stock Purchase Plan on the first offering commencement date following the commencement of employment if

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  the employee has completed 20 days of continuous service with us;

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  after giving effect to the employee's participation, the employee would not own stock, including outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any parent or subsidiary company;

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  participation in the Stock Purchase Plan would not cause the employee's rights to purchase stock under all of our employee stock purchase plans and the stock purchase plans of any parent or subsidiary company to exceed $25,000 in fair market value (determined at the commencement of the offering period) for each calendar year in which the employee is participating; and

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  the employee is not one of our officers who is a "highly compensated employee" as defined in section 414(9) of the Internal Revenue Code.

Participation in the Stock Purchase Plan is voluntary and participation in any one or more of the offerings under the Stock Purchase Plan neither limits nor requires participation in any other offering.

        At the time an employee elects to participate in an offering period, the employee selects a rate of payroll deductions that will apply during the offering period. Payroll deductions may be at any integral rate up to 6% of the participant's base pay on the offering commencement date. All payroll deductions made for a participant are credited to the participant's account under the Stock Purchase Plan. No separate cash payments may be made into the account by the participant. No interest is paid or allowed on any money paid into the Stock Purchase Plan or credited to the account of any participant. An employee may terminate participation in the Stock Purchase Plan at any time, but, during the offering, the participant may not change the percentage of compensation being deducted.

        On the offering commencement date, each participating employee is deemed to have been granted an option to purchase a maximum number of shares of our common stock equal to two times the portion of the participant's base pay during the offering period that the participant has elected to have withheld, divided by 85% of the closing price per share of our common stock on the offering commencement date. The per share purchase price of the common stock acquired under the Stock Purchase Plan is equal to 85% of the lower of the closing price per share of our common stock on the offering commencement date or the closing price on the offering termination date.

        Unless a participant gives written notice of withdrawal from an offering, the participant's option is exercised automatically on the offering termination date. The number of full shares of common stock purchased upon exercise of the option is equal to the accumulated payroll deductions in the participant's account at that time divided by the applicable option price (but may not exceed the number of shares subject to the option granted to the participant on the offering commencement date). Any excess in a participant's account (other than amounts relating to fractional shares) is automatically returned to the participant. Fractional shares are not issued under the Stock Purchase Plan and any accumulated payroll deductions which would have been used to purchase fractional shares are automatically carried forward to the next offering unless the participant chooses to have the excess funds returned.

        An employee's participation under the Stock Purchase Plan terminates if the employee voluntarily withdraws from the Plan or ceases to be an employee prior to the offering termination date, except that if an employee's employment terminates due to death, the employee's beneficiary has the right to withdraw all of the payroll deductions or to exercise the option.

        We intend to file, as soon as practicable, a registration statement covering the additional 200,000 shares of common stock that will be issuable under the Stock Purchase Plan if the increase is approved by our stockholders. Except in the case of shares issued to our affiliates, as defined in the Securities Act of 1933, the shares of common stock issued under the Stock Purchase Plan will be freely tradable in the public market if they are issued while a registration statement is effective.

New Plan Benefits

        Because participation in the Stock Purchase Plan is voluntary, we are unable to determine the dollar value and number of options or amounts that will be received by or allocated to any of our executive officers, our current executive officers as a group, our current directors who are not executive officers as a group, or our employees who are not executive officers as a group as a result of the increase in the number of shares subject to purchase under the Stock Purchase Plan. If the proposed amendment had been in effect during 2001, it would not have affected the number of options received by or allocated to participants in that year.

Future Amendments to the Stock Purchase Plan

        Our Board of Directors may, in its discretion, terminate or amend the Stock Purchase Plan at any time, except that no such termination may affect options previously granted, nor may any amendment make a change in any option previously granted which would adversely affect the rights of an option holder under the plan.

Federal Income Tax Information With Respect to the Stock Purchase Plan

        If an employee acquires shares of common stock pursuant to the Stock Purchase Plan and does not dispose of them within two years after the commencement of the applicable offering period, nor within one year after the date on which the shares were acquired, any gain realized upon subsequent disposition is treated, for federal income tax purposes, as long-term capital gain, except for a portion that is taxable as ordinary income. The portion taxable as ordinary income is equal to the lesser of:

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  the excess of the fair market value of the shares on the date of disposition over the amount paid for the shares; or

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  the excess of the fair market value of the shares on the offering commencement date over the amount paid for the shares.

In this situation, Lightbridge does not receive a corresponding tax deduction. If the employee disposes of the shares at a price less than the price at which he or she acquired the shares, the employee realizes no ordinary income and has a capital loss measured by the difference between the purchase price and the selling price.

        If the employee disposes of shares acquired pursuant to the Stock Purchase Plan within two years after the applicable offering commencement date, or within one year after the date on which the shares were acquired, the difference between the purchase price and the fair market value of the shares at the time of purchase is taxable to the participant as ordinary income in the year of disposition. In this event, we may deduct from our gross taxable income an amount equal to the amount treated as ordinary income to the employee. Any excess of the selling price over the fair market value at the time the employee purchased the shares is taxable as long-term capital gain if the shares were held for more than 12 months and short-term capital gain if the shares were held for 12 months or less. If the participant disposes of any shares within either the two-year or one-year periods at a price less than the fair market value at the time of purchase, the participant realizes the same amount of ordinary income (that is, the difference between the purchase price and the fair market value of the shares at the time of purchase), and the participant recognizes a capital loss equal to the difference between the fair market value of the shares at the time of purchase and the selling price.

        If a participating employee dies while owning shares acquired under the Stock Purchase Plan, ordinary income may be reportable on the employee's final income tax return.

        The Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is the plan qualified under Section 401(a) of the Internal Revenue Code.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information About Executive Officers

        Brief biographies of our executive officers follow. The ages of the executive officers are given as of April 22, 2002. You will find information about their holdings of common stock on page 17.

Pamela D.A. Reeve Chief Executive Officer	You will find background information about Ms. Reeve on page 4.
Christine M. Cournoyer President and Chief Operating Officer
Ms. Cournoyer has served as our President and Chief Operating Officer since April 2002. From November 1999 to March 2002, she served as Vice President of e-business Transformation for the Software Group of International Business Machines Corporation. From 1996 to November 1999, she served as Chief Information Officer and Vice President, and later as Senior Vice President, of Lotus Development Corporation. From 1994 to 1996, she served as Director of Worldwide Applications for Lotus Development Corporation. Ms. Cournoyer is 50 years old.
Harlan B. Plumley Vice President, Finance and Administration, Chief Financial Officer and Treasurer
Mr. Plumley has served as our Vice President, Finance and Administration, Chief Financial Officer and Treasurer since June 2000. From 1997 to May 2000, Mr. Plumley held various management positions, including that of Chief Financial Officer and Vice President of Finance, at Marcam Solutions, an international software and services business. From 1981 to 1997, Mr. Plumley held various management positions at Digital Equipment Corporation, a computer company. Mr. Plumley is 50 years old.
Thomas P. Reynolds Vice President, Worldwide Sales
Mr. Reynolds has served as our Vice President, Worldwide Sales since March 2002. From July 2001 to March 2002, he served as Senior Vice President, Worldwide Sales of Cambia Networks, a mobile data infrastructure provider. From March 1999 to July 2001, he served as Vice President, Worldwide Sales and Marketing for the Ericsson Data Division of LM Ericsson Telephone Co. From October 1996 to March 1999, he served as Senior Vice President, Sales, Service and Marketing of Pairgain Technologies, Inc. From 1990 to 1996, he held various sales positions at the Motorola Information Systems Group of Motorola, Inc. Mr. Reynolds is 50 years old.
Brian P. Connolly Senior Vice President, Sales
Mr. Connolly has been our Senior Vice President, Sales since May 1998 and was our Senior Vice President, Marketing from May 1998 to February 2001. Prior to joining us, Mr. Connolly was employed by Computer Sciences Corporation's Intellicom Division, most recently as its as Vice President and Chief Operating Officer. Mr. Connolly is 52 years old.
Judith A. Dumont Vice President, Consulting Services
Ms. Dumont has served as our Vice President, Consulting Services since March 2001. From January 1998 to March 2001, she served as our Vice President of Product Management. From 1990 to December 1997, she held various management and other positions with Lightbridge. Ms. Dumont is 37 years old.

Eugene J. DiDonato Vice President and General Counsel
Mr. DiDonato has served as our Vice President and General Counsel since December 2000. From July 1997 to November 2000, Mr. DiDonato served as the Vice President and General Counsel of Peritus Software Services, Inc., a publicly traded, technology-backed, software services company. From November 1993 to June 1997, Mr. DiDonato served as the Vice President and General Counsel of Cayenne Software, Inc. (formerly Bachman Information Systems, Inc.), a publicly traded software and services company. Mr. DiDonato is 45 years old.

Compensation of Executive Officers

  Summary Compensation Table for 2001, 2000 and 1999

        The following table summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to Pamela D.A. Reeve, our chief executive officer throughout 2001 and our six most highly compensated executive officers (other than Ms. Reeve) in the year ended December 31, 2001.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position(s)				Securities Underlying Options(#)	All Other Compensation ($)(2)
	Year	Salary($)	Bonus($)(1)
Pamela D.A. Reeve Chief Executive Officer	2001 2000 1999	$398,769 360,000 282,500	$217,920 217,800 220,800	150,000 50,000 —	$12,217 10,307 8,455
Thomas C. Meyer (3) Chief Operating Officer and President	2001	316,873	—	200,000	—
Harlan B. Plumley (4) Vice President, Finance and Administration, Chief Financial Officer And Treasurer	2001 2000	225,422 103,846	61,200 —	50,000 100,000	— —
Brian P. Connolly Senior Vice President, Sales	2001 2000 1999	250,000 250,000 209,231	227,640 180,530 85,400	25,000 20,000 20,000	8,675 6,027 5,038
Judith A. Dumont (5) Vice President, Consulting Services	2001	185,113	92,640	25,000	5,250
Richard H. Antell (6) Vice President, Software Development	2001 2000 1999	200,382 190,000 172,615	114,453 116,653 145,330	50,000 10,000 —	7,268 4,596 4,202
Carla J. Marcinowski (6) Former Vice President, Consulting Services	2001 2000 1999	190,365 190,000 165,846	113,840 104,384 77,000	— 10,000 20,000	4,632 2,935 2,325

(1)
Represents the aggregate amount of bonus installments we paid in the applicable year with respect to bonuses earned in prior years.

(2)
Represents matching contributions we made pursuant to our 401(k) Plan and long-term disability insurance premiums.

(3)
Mr. Meyer joined Lightbridge in February 2001, and his employment terminated in February 2002.

(4)
Mr. Plumley joined Lightbridge in June 2000.

(5)
Ms. Dumont became an executive officer in March 2001.

(6)
Mr. Antell and Ms. Marcinowski ceased to be executive officers effective June 2001 and February 2001, respectively, but continue to serve as officers of Lightbridge.

  Option Grants in 2001

        The following table sets forth certain information regarding the options that we granted to the persons named in the Summary Compensation Table during the year ended December 31, 2001.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in Fiscal Year(1)
Name				Exercise Price ($/Sh)(2)	Expiration Date
						5%($)	10%($)
Pamela D.A. Reeve	150,000	(4)	11.28%	$12.56	2/2/2011	$1,338,279	$3,491,272
Thomas C. Meyer	200,000	(5)	15.04	12.94	2/7/2011	1,838,358	4,795,866
Harlan B. Plumley	50,000	(4)	3.76	12.56	2/2/2011	446,093	1,163,757
Brian P. Connolly	25,000	(4)	1.88	12.56	2/2/2011	223,047	581,879
Judith A. Dumont	25,000	(4)	1.88	12.56	2/2/2011	223,047	581,879
Richard H. Antell	50,000	(4)	3.76	12.56	2/2/2011	446,093	1,163,757
Carla J. Marcinowski	—		—	—	—	—	—

(1)
Percentages are calculated based on a total of 1,329,787 options granted in the year ended December 31, 2001.

(2)
All options were granted at fair market value, which was determined by the Compensation Committee to be the closing price of our common stock on the date of grant, as reported by The Nasdaq Stock Market (National Market System).

(3)
The amounts shown represent hypothetical values that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

(4)
This option is exercisable as to 10% of the shares subject thereto upon the date of grant, an additional 3.75% at the end of each three-month period during the first year following the date of grant and the remaining 75% at the rate of 6.25% at the end of each three-month period thereafter.

(5)
This option is exercisable as to 10% of the shares subject thereto upon the date of grant, an additional 15% on the first anniversary of the date of grant and the remaining 75% at the rate of 6.25% at the end of each three-month period thereafter.

  Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

        The following table sets forth information as to options exercised during the year ended December 31, 2001, and unexercised options held at the end of such fiscal year, by the persons named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
	Shares Acquired On Exercise(#)
Name		Value Realized ($)(1)
			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Pamela D.A. Reeve	—	—	613,750	146,250	$3,085,100	—
Thomas C. Meyer	—	—	202,533	229,134	759,447	$113,957
Harlan B. Plumley	—	—	48,124	101,876	—	—
Brian P. Connolly	—	—	91,562	53,438	323,337	85,403
Judith A. Dumont	—	—	54,164	35,836	128,500	—
Richard H. Antell	18,000	$220,720	107,800	45,000	499,170	—
Carla J. Marcinowski	—	—	101,875	28,125	413,837	85,402

(1)
The values in this column are based on the last reported sale prices of the common stock on the respective dates of exercise as reported by The Nasdaq Stock Market (National Market System), less the respective option exercise prices.

(2)
The closing sale price for the common stock as reported by The Nasdaq Stock Market (National Market System) on December 31, 2001 was $12.15. Value is calculated on the basis of the difference between the option exercise price and $12.15, multiplied by the number of shares of common stock underlying the option.

Report of the Compensation Committee on Executive Compensation for 2001

        The following is a report of the Compensation Committee describing the compensation policies and rationales that the Compensation Committee used to determine the compensation paid to our executive officers for the year ended December 31, 2001.

        The Compensation Committee is responsible for establishing Lightbridge's executive compensation policies and practices, which includes making specific recommendations to the Board of Directors concerning compensation for executive officers.

        The Compensation Committee seeks to achieve three broad goals in connection with Lightbridge's executive compensation programs and decisions regarding individual compensation:

  •
  structuring executive compensation programs in a manner that will enable Lightbridge to attract and retain key executives;

  •
  rewarding executives for Lightbridge's achievement of revenue and/or net income goals, in order to create a performance-oriented environment; and

  •
  providing executives with an equity interest in Lightbridge so as to link a portion of their compensation with the performance of the common stock.

        Lightbridge's executive compensation program generally consists of three elements: base salary, annual cash bonus, and a stock-based equity incentive in the form of participation in Lightbridge's stock option plans. The executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans and a 401(k) retirement plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or on the benefits that may be payable under these plans. In establishing base salaries for executives, the Compensation Committee monitors salaries at other companies, particularly those companies in the same industry and companies located in the same geographic area as Lightbridge. In addition, for each executive the Compensation Committee considers historic salary levels, work responsibilities and base salary relative to other executives at Lightbridge. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, Lightbridge's financial performance and each individual's performance.

        Lightbridge's approach to the Chief Executive Officer's compensation package in fiscal 2001 was to be competitive with other companies in the software industry and to tie a large percentage of the Chief Executive Officer's total compensation package to Lightbridge's performance. Ms. Reeve is a party to an employment agreement with Lightbridge that establishes her annual base salary during the term of the agreement, subject to increase (but not decrease) at the discretion of the Board of Directors. Ms. Reeve's base salary was designed to give her assurance of a base level of compensation, commensurate with her position and duration of employment with Lightbridge. Ms. Reeve received a base salary of $398,769 in 2001.

        Executive bonuses generally are considered and granted on an annual basis, with each bonus through 2001 being paid in three equal annual installments. Payment of each bonus installment is generally subject to the continued employment of the bonus recipient. Lightbridge adopts a target bonus plan for officers shortly after the beginning of each year, with targets typically based on net income and/or revenue for the year. After Lightbridge's financial results for the year are available, the Compensation Committee evaluates the performance of the officers and determines the extent to which bonuses are to be paid from the target bonus plan. In general, through 2001, Lightbridge had to achieve at least 80% of its target net income and revenue in order for bonuses to be paid. In accordance with these procedures, in early 2001 Lightbridge adopted its 2001 target bonus plan. In early 2002, the Compensation Committee determined that no bonuses would be paid to officers out of the 2001 target bonus plan because the established targets were not met. All bonuses paid to executive officers in 2001 were earned in prior years.

        Generally, Lightbridge's policy with respect to option grants to executive officers is to create a performance incentive for such officers by providing them the ability to acquire or increase a proprietary interest in Lightbridge and its success. In determining the size of each stock option grant, the Compensation Committee emphasized the seniority, responsibilities and performance of the executive. In February 2001, the Compensation Committee granted Ms. Reeve an option to purchase 150,000 shares of common stock, and granted each of the other executive officers an option to purchase between 25,000 and 200,000 shares of common stock. The Compensation Committee granted these options in recognition of the Company's financial and operating performance in 2000, and to create a continuing incentive for these executives to act on behalf of Lightbridge. During 2002, the Compensation Committee intends to consider increasing the proportion of overall compensation of certain executive officers consisting of stock options and other equity-based incentives.

        Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In this regard, Lightbridge has limited the number of shares subject to stock options that may be granted to Lightbridge employees in a manner that complies with the performance-based requirements of Section 162(m), but has not sought stockholder approval of the 1998 Non-Statutory Stock Option Plan in order to qualify options granted thereunder as qualifying performance-based compensation. Based on the compensation awarded to Lightbridge's executive officers, it does not appear that the Section 162(m) limitation will have a significant impact on Lightbridge in the near term. While the Compensation Committee does not currently intend to qualify its executive bonus awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on Lightbridge.

                      Rachelle B. Chong
                      Torrence C. Harder

Related Party Transactions

        In August 1996 we executed an employment agreement with Pamela D.A. Reeve. We agreed to employ Ms. Reeve as our Chief Executive Officer at an initial base salary of $165,000 per year, which base salary may be increased but not decreased. The employment agreement is terminable at will by either party, but if we terminate Ms. Reeve's employment for any reason, other than death or disability, within one year after a change of control of Lightbridge or if we terminate her employment at any time without cause, we will be required to continue to pay her salary for a period of twelve months after termination.

        We entered into an employment agreement with Harlan B. Plumley in May 2000. We agreed to employ Mr. Plumley as our Vice President, Finance & Administration, Chief Financial Officer and Treasurer at an initial base salary of $180,000 per year, which base salary may be increased but not decreased. The employment agreement is terminable at will by either party, but if we terminate Mr. Plumley's employment for any reason, other than death or disability, within one year after a change of control of Lightbridge or if we terminate his employment at any time without cause, we will be required to continue to pay his salary for a period of six months.

        We have entered into separation agreements with Thomas C. Meyer, Brian P. Connolly and Carla Schneiderman. Under Mr. Meyer's agreement, executed in December 2001, his services as President, Chief Operating Officer and a director terminated on January 31, 2002. Mr. Meyer then served as a strategic advisor to Lightbridge for the period from February 1 to February 15, 2002, and thereafter his employment terminated. Mr. Meyer is entitled to severance pay through June 30, 2002 at a rate equal to his base salary previously in effect. Mr. Connolly's agreement, executed in April 2002, provides that he will cease to serve as Senior Vice President, Sales on May 10, 2002, but he will continue to serve as an employee, and receive his base salary, until December 31, 2002, unless he commences new employment before that date. Mr. Connolly will also receive a final bonus payment of $32,640. Ms. Schneiderman's agreement, executed in July 2001, provided that she would cease to serve as Vice President of Worldwide Marketing on July 31, 2001, but that she would continue to serve as a full time employee until October 31, 2001 and as a part-time employee until December 31, 2001.

INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table sets forth certain information as of April 8, 2002 with respect to the beneficial ownership of our common stock by (i) each person that we know owns of record or beneficially more than 5% of the outstanding common stock, (ii) the persons named in the Summary Compensation Table, (iii) each director, including each nominee for re-election, and (iv) all current executive officers and directors as a group. As of April 8, 2002, there were 28,250,690 shares of common stock outstanding.

Names and Addresses of Beneficial Holders(1)	Number of Shares Owned(2)	Right to Acquire(3)	Percent
Kopp Investment Advisors, Inc.
Kopp Holding Company
LeRoy C. Kopp(4) 7701 France Avenue South, Suite 500 Edina, Minnesota 55435	3,450,458	—	12.2%
Massachusetts Capital Resource Company(5) The Berkeley at 420 Boylston Street Boston, Massachusetts 02116	2,213,778	—	7.8
Torrence C. Harder(6)	1,144,044	32,000	4.2
Pamela D.A. Reeve(7)	538,670	575,000	3.9
Thomas C. Meyer	26,190	234,397	*
Carla J. Marcinowski	—	114,375	*
Richard H. Antell	10,000	104,050	*
Brian P. Connolly	1,000	107,812	*
Judith A. Dumont	9,000	60,206	*
Harlan B. Plumley	—	59,374	*
Rachelle B. Chong	3,618	10,219	*
Andrew G. Mills	—	13,332	*
All current directors and executive officers as a group (10 persons)(8)	1,696,332	901,441	8.9

*
Less than one percent.

(1)
The address of our executive officers and directors is in care of Lightbridge at 67 South Bedford Street, Burlington, Massachusetts 01803.

(2)
Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Excludes shares that may be acquired through the exercise of stock options or other rights.

(3)
Represents shares that can be acquired through the exercise of stock options or other rights through June 7, 2002.

(4)
The "Number of Shares Owned" is based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on January 24, 2002. The amended report states that:

  •
  Kopp Investment Advisors, Inc. has sole voting power with respect to 1,281,000 shares, sole dispositive power with respect to 996,500 shares and shared dispositive power with respect to 2,243,958 shares of which it is not the owner;

  •
  Kopp Holding Company has beneficial ownership of 3,240,458 shares; and

  •
  LeRoy C. Kopp has sole voting and dispositive power with respect to 210,000 shares and beneficially owns 3,450,458 shares.

(5)
The "Number of Shares Owned" is based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2002. The amended report states that Massachusetts Capital Resource Company has sole voting and dispositive power with respect to 1,048,958 shares and shared voting and dispositive power with respect to 2,213,778 shares, including 1,164,820 shares beneficially owned by one of its partners, which Massachusetts Capital Resource Company does not purport to own.

(6)
Includes 648,997 shares owned by a trust of which Mr. Harder is the trustee and beneficiary, 280,000 shares owned by a trust for the benefit of Mr. Harder's children, 188,603 shares held by Entrepreneurial Ventures, Inc., 19,500 shares held by the Torrence C. Harder Cultural Foundation, 5,400 shares beneficially owned by Mr. Harder's wife and children and 1,544 shares held by Entrepreneurial, Inc. Mr. Harder is the President of both Entrepreneurial, Inc. and Entrepreneurial Ventures, Inc.

(7)
Includes 24,144 shares held by trusts for the benefit of certain of Ms. Reeve's children.

(8)
Includes the shares described in Notes 6 and 7.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to report to the Securities and Exchange Commission their stock ownership at the time they become an executive officer, director or ten-percent stockholder and any subsequent changes in ownership. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent shareholders during the fiscal year ended December 31, 2001 were filed on a timely basis, except that Richard H. Antell, an employee and former executive officer of the Company, failed to file a Form 4 with respect to the sale of 4,000 shares of common stock on each of May 8, 2001 and May 23, 2001. Mr. Antell did report these sales on a Form 5 for the year ended December 31, 2001.

Performance Graph

        The following graph compares the cumulative total return to stockholders of our common stock for the period from December 31, 1996 to December 31, 2001, to the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Computer & Data Processing Services Index for the same period.

COMPARISON OF SIXTY MONTH CUMULATIVE TOTAL RETURN
Among Lightbridge, Inc., The Nasdaq Stock Market Index and The
Nasdaq Computer & Data Processing Services Index

INFORMATION ABOUT AUDITORS

        Deloitte & Touche LLP has been selected by our Board of Directors as the independent public accountants to audit our financial statements for the year ending December 31, 2002. Deloitte & Touche also served as our auditors in 2001. We expect that representatives of Deloitte & Touche will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

        The total fees billed to us by Deloitte & Touche for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2001, and for the reviews of our financial statements included in our Quarterly Reports on Form 10-Q for 2001, were approximately $216,000.

Financial Information Systems Design and Implementation Fees

        Deloitte & Touche did not render professional services relating to financial information systems design and implementation during 2001.

All Other Fees

        The total fees billed by Deloitte & Touche for services rendered to Lightbridge during 2001, other than the services described above under "Audit Fees," were approximately $549,000. Of this amount, $96,000 was for attestation services and $453,000 was for other services. Other services included consultation relating to tax planning and compliance. Attestation services included preparation of consents related to Securities and Exchange Commission filings, audits of employee benefit plans, due diligence pertaining to acquisitions and consultation on accounting standards or accounting for transactions.

OTHER MATTERS

Other Business

        Neither we nor our Board of Directors intends to propose any matters of business at the meeting other than those described in this proxy statement. Neither we nor our Board knows of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2003 Annual Meeting

        A stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders for inclusion in our 2003 proxy statement must submit the proposal by December 31, 2002. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement.

        In addition, in accordance with our By-Laws, a stockholder wishing to bring an item of business before the 2003 Annual Meeting of Stockholders must deliver notice of the item of business to us at our offices no later than March 29, 2003, even if the item is not to be included in our proxy statement.

LIGHTBRIDGE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Special Meeting in Lieu of 2002 Annual Meeting of Stockholders — May 30, 2002

        The undersigned stockholder of Lightbridge, Inc. (the "Company") hereby appoints Pamela D.A. Reeve, Harlan Plumley and Eugene J. DiDonato and each or any of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, of the undersigned to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Special Meeting in Lieu of 2002 Annual Meeting of Stockholders of the Company to be held on Thursday, May 30, 2002, and at any and all adjournments thereof (the "Meeting"), with all powers the undersigned would possess if personally present. The proxies are authorized to vote as indicated on the reverse side upon the matters set forth on the reverse side and in their discretion upon all other matters that may properly come before the Meeting. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting in Lieu of 2002 Annual Meeting of Stockholders and Proxy Statement for the Meeting and hereby revokes all proxies, if any, heretofore given by the undersigned to others for said Meeting.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

Please date, sign and mail your
proxy card back as soon as possible!

Special Meeting in Lieu of 2002 Annual Meeting of Stockholders

LIGHTBRIDGE, INC.

May 30, 2002

_    Please Detach and Mail in the Envelope Provided      _

A	☒	Please mark your votes as in this example
			FOR both nominees (except as indicated to the contrary at right)	WITHHOLD AUTHORITY to vote for both nominees				FOR	AGAINST	ABSTAIN
PROPOSAL 1. ELECTION OF DIRECTORS:			☐	☐	Nominees:	Torrence C. Harder Pamela D.A. Reeve	PROPOSAL 2. INCREASE IN NUMBER OF SHARES ISSUABLE UNDER THE 1996 EMPLOYEE STOCK PURCHASE PLAN.	☐	☐	☐
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST AT RIGHT.)
If this proxy is properly executed and returned, the shares represented thereby will be voted. If a choice is specified with respect to the matters to be acted upon, the shares will be voted upon the matters in accordance with the specifications made. IN THE ABSENCE OF ANY SPECIFICATION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THIS PROXY AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Signature	Date	, 2002	Signature	Date	, 2002

Note:	Please date, sign exactly as name appears hereon and return promptly. If the shares are registered in the name of two or more persons, each should sign. Executors, trustees, guardians, custodians, administrators, attorneys and corporate officers should add their titles.

QuickLinks

Table of Contents
INFORMATION ABOUT THE MEETING
PROPOSAL 1: ELECTION OF TWO DIRECTORS
PROPOSAL 2: AMENDMENT OF 1996 EMPLOYEE STOCK PURCHASE PLAN
INFORMATION ABOUT EXECUTIVE OFFICERS
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE
COMPARISON OF SIXTY MONTH CUMULATIVE TOTAL RETURN Among Lightbridge, Inc., The Nasdaq Stock Market Index and The Nasdaq Computer & Data Processing Services Index
INFORMATION ABOUT AUDITORS
OTHER MATTERS